Exhibit 4.65

Equity Transfer Agreement

BEIJING BIG CLOUD NETWORK TEC CO., LTD.

and

JINGGANGSHAN LEIYI VENTURE CAPITAL PARTNERSHIP (LIMITED PARTNERSHIP)

February 2019

PARTY A (TRANSFEROR): BEIJING BIG CLOUD NETWORK TEC CO., LTD.

Address: Building B23-A, BOE Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing City

Legal Representative: Lei Wang

PARTY B (TRANSFEREE): JINGGANGSHAN LEIYI VENTURE CAPITAL PARTNERSHIP (LIMITED PARTNERSHIP)

Address: Agricultural development office Building, No 1 Yan’ an Road, Xincheng District, Jinggangshan City Jiangxi Province.

Managing Partner: Guo Lei

In accordance with the Corporations Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B hereby clarify their respective rights and obligations and reach the following agreement:

Article 1 Definition

The following terms have the following definitions in this Agreement:

1.	Target Equity: 45% equity of YuanTel (Beijing) Investment Management Co.,Ltd (hereinafter referred to as “Yuantel Investment”) held by Party A.

2.	Completion of Equity Transfer:

Party B shall, as the equity transferee, pay the last equity transfer fee to Party A, which shall be deemed as the Completion of The Equity Transfer, and shall enjoy the rights and assume the obligations proportional to the corresponding equity.

3.	Completion the Change of Industrial and Commercial Registration: Party A shall assist Party B in making changes to the Industrial and Commercial Registration; it is deemed that the changes to the Industrial and Commercial Registration are completed when the public recording of the Industrial and Commercial Administrative Bureau has been changed to Party B being wholly controlled and held by Yuantel Investment and also when the corresponding changes have been made to the director roster, legal representative, directors and the supervisory board.

Article 2 Transfer of Target Equity

1.	Through friendly negotiation of Parties, Party A agrees to transfer the Target Equity to Party B in accordance with the terms of this Agreement, and Party B agrees to purchase the Target Equity hold by Party A in accordance with the terms of this Agreement.

2.	Party A and Party B confirm that the Target Equity, transferred from Party A and accepted by Party B, is the equity corresponding to the equity of Yuantel Investment previously held by Party A, including all rights of shareholders of the company as stipulated in the Articles of Association and relevant laws, such as ownership, profit distribution right and asset distribution right corresponding to the equity held by Party A.

Article 3 Transfer Price and Payment Method

1.	Transfer Price: The Parties agree to transfer the Target Equity at the price of RMB 83.7 million yuan.

2.	Payment Method

(1)	Party B shall, within 10 working days after the signing of this Agreement, pay Party A 10% of the total consideration of equity transfer, namely RMB 8.37 million yuan.

(2)	Within three months after paying the consideration of equity transfer of (1) above, Party A shall pay 40% of the total consideration of equity transfer, namely RMB 33.48 million yuan.

(3)	In case Party B fails to pay 40% of the consideration of equity transfer, RMB 33.48 million yuan, to Party A within three months after paying the consideration of equity transfer of (1) above, it can pay Party A another 10% of the total consideration of equity transfer, that is, RMB 8.37 million yuan. Both Parties agree to extend the payment term of this Agreement for five months from the date of this payment. Party B can, within five months of the extension, pay Party A 30% of the consideration of equity transfer, that is, RMB 25.11 million yuan.

(4)	In case Party B fails to pay 50% of the equity transfer price to Party A within three months after paying the consideration of equity transfer of (1) above, namely RMB 41.85 million yuan, and fails to pay 10% of the total consideration of equity transfer again to extend the payment period, namely RMB 8.37 million yuan, this Agreement shall be terminated. The consideration of equity transfer paid, namely RMB 8.37 million yuan, shall not be returned to Party B.

(5)	If Party B fails to cumulatively pay 50% of the consideration of equity transfer to Party A within five months after paying the above (3) consideration of equity transfer, that is, RMB 41.85 million yuan, this Agreement shall be terminated. The paid consideration of equity transfer, namely RMB 16.74 million yuan, shall not be returned to Party B.

(6)	The date when the cumulative payment made by Party B to Party A reaches 50% of the total consideration of equity transfer, RMB 41.85 million yuan, is the first settlement date of the equity transaction between the Parties. Both Parties agree to start the Change of Industrial and Commercial Registration.

(7)	Party B shall pay Party A the remaining 50% consideration of equity transfer, namely RMB 41.85 million yuan, within 10 working days after the target company completes the Change of Industrial and Commercial Registration and obtains the new business license (the second settlement date).

(8)	The consideration of equity transfer shall be paid to the following account designated by Party A:

Account Name: Beijing Big Cloud Network Tec Co., Ltd.

Account No.: 110910898910109

Bank Name: China Merchants Bank Beijing Wangjing Branch

Article 4 Change of Industrial and Commercial Registration of the Target Equity

1.	Party A and Party B shall begin to go through the Change of Industrial and Commercial Registration procedures of the Target Equity after the following conditions are reached, and both Parties shall assist and cooperate with each other:

a)	The payment obligation of Article 3 (6) of this Agreement has been fulfilled. That is, Party B pays Party A 50% of the total consideration of equity transfer, namely RMB 41.85 million yuan.

2.	Party A and Party B shall respectively bear the taxes and fees arising from the equity transfer hereunder in accordance with national laws.

3.	In order to simplify the process of Industrial and Commercial Registration, both Parties may adopt the simplified version of the Equity Transfer Agreement when handling the Change of Industrial and Commercial Registration. In case of any inconsistency between the simplified version Agreement and this version Agreement, this Agreement shall prevail.

Article 5 Representations and Warranties of Party A

1.	Party A has the full right to dispose of the Target Equity. There is no mortgage, pledge, lien, right of limitation, priority, third party right or interest, no other security or security interest, or any form of prioritization. After Party B obtains the Target Equity, it will not be pursued by any third party, and there is no judicial administrative authority that has made any restrictive ruling or decision on transfer of equity by Party A..

2.	Party A’s transfer of equity hereunder does not violate the prohibition or restrictive provisions of laws, administrative regulations and relevant government authorities, and has obtained legal authorization to enter into this Agreement.

Article 6 Promises and Warranties of Party B

1.	Party B shall meet the conditions for receiving the Target Equity as stipulated by law before handling the registration of equity change. The equity transfer will not be affected by the restrictions of Party B’s own conditions.

2.	Party B shall have sufficient capital to accept the Target Equity, and Party B warrants that it can pay the consideration of transfer equity in accordance with the provisions of this Agreement.

Article 7 Liability for Breach of Contract

1.	Any Party breaches the representations, warranties and other obligations made hereunder, shall assume the corresponding liability for breach of this Agreement to the other Party and pay the 10% of total consideration of this Agreement as penalty.

2.	If Party B delays in paying the consideration of equity transfer, it shall pay Party A the penalty equal to three thousandths of the payable amount for each day delayed. If the delay exceeds 10 days, in addition to the penalty for the above delayed payment, Party B shall pay Party A the penalty equal to 10% of the total price hereof in a lump sum, and Party A shall have the right to unilaterally terminate this Agreement.

3.	Party A shall, within 30 working days upon the completion of all conditions stipulated in Article 4 hereof, cooperate with Party B to process the Change of Industrial and Commercial Registration. If Party A fails to complete the Change of Industrial and Commercial Registration within the aforesaid time limit due to Party A’s refusal to handle or negative cooperation, Party A shall pay Party B a penalty equal to three thousandths of the amount already paid by Party B for delayed performance for each day overdue. If the delay exceeds 10 days, in addition to the penalty for the above delayed payment, Party A shall pay Party B the penalty equal to 10% of the total price hereof in a lump sum, and Party B shall have the right to unilaterally terminate this Agreement.

Article 8 Force Majeure

In the event that the transfer of the Target Equity under this Agreement cannot be completed due to unforeseeable, uncontrollable, unavoidable or insurmountable reasons, including but not limited to natural disasters, wars, strikes, changes in policies and regulations of the government and competent authorities, neither Party shall assume the liability for breach of contract. The specific solution shall be negotiated by both Parties.

Article 9 Application of Law and Dispute Resolution

1.	The formation, validity, interpretation, performance and dispute settlement of this Agreement are governed by the laws of the People’s Republic of China

2.	Any dispute arising from the performance of this Agreement shall be settled by both Parties through friendly negotiation. If no agreement can be reached, either Party can file a lawsuit in Beijing Chaoyang District People’s Court.

Article 10 Notice and Delivery

1.	All notices and other communications required or made under this Agreement shall be in Chinese and shall be delivered to the following address by hand delivery, registered mail, prepaid postage, commercial express service or fax. Each notice shall also be delivered by email. The date on which such notice shall be deemed to be validly delivered shall be determined as follows:

(1)	If the notice is delivered by hand, express service or registered post, postage prepaid, the date of delivery should be the one on which the notice is accepted or rejected at the location designated as the target.

(2)	If the notice is delivered by fax, the effective date of delivery shall be the date of successful transmission (as evidenced by the automatically generated transmission confirmation)

2.	For the purpose of the notice, the addresses of the Parties are as follows:

Party A : Beijing Big Cloud Network Tec Co., Ltd.

Address: Building B23-A, BOE Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing City

Recipients: Lei Wang

Telephone: 5975 6336

Fax: ______________

Email:

Party B: Jinggangshan Leiyi Venture Capital Partnership (Limited Partnership)

Address: Agricultural development office Building, No 1 Yan’ an Road, Xincheng District, Jinggangshan City Jiangxi Province.

Recipients: Guo Lei

Telephone:

Fax: ______________

Email:

Article 11 Effectiveness and Alteration of the Agreement

1.	The Agreement shall become effective upon being sealed by both Parties.

2.	For matters not covered herein, the Parties hereto shall enter into a supplementary agreement as an appendix. The supplementary agreement shall have the same legal effect as this Agreement upon execution by both Parties.

This Agreement shall be made in quadruplicate, each Party holding one copy and the other two copies to be submitted to the relevant authorities for registration.

(No text below, the signing page of this Agreement)

(There is no text below)

Party A: (Transferor): Beijing Big Cloud Network Tec Co, Ltd.

/s/ Lei Wang
Lei Wang, its Legal Representative

Date: Feb 14, 2019

Party B: (Transferee) Jinggangshan Leiyi Venture Capital Partnership (Limited Partnership)

/s/ Guo Lei
Guo Lei, its Managing Partner

Date: